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
PROSPECTUS SUPPLEMENT
---------------------                                                                   File No. 333-52822
(To the Prospectus Supplement and Prospectus dated January 24, 2001)                        Rule 424(b)(3)
Prospectus Supplement Number:  2205
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                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:   $365,000,000       Original Issue Date:    March 1, 2002

Issue Price:        100.00%            Stated Maturity Date:   March 17, 2003

CUSIP Number:       59018Y LY 5


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


Interest Calculation:                                          Day Count Convention:
---------------------                                          ---------------------
/x/ Regular Floating Rate Note                                 /x/ Actual/360
/ / Inverse Floating Rate Note                                 / / 30/360
     (Fixed Interest Rate):                                    / / Actual/Actual



Interest Rate Basis:
--------------------
/x/ LIBOR                                                      / / Commercial Paper Rate
/ / CMT Rate                                                   / / Eleventh District Cost of Funds Rate
/ / Prime Rate                                                 / / CD Rate
/ / Federal Funds Rate                                         / / Other (see attached)
/ / Treasury Rate
Designated CMT Page:                                           Designated LIBOR Page:
          CMT Telerate Page:                                           LIBOR Telerate Page:  3750
          CMT Reuters Page:                                            LIBOR Reuters Page:


Index Maturity:         One Month, except with respect         Minimum Interest Rate:  Not Applicable
                        to determination of the Initial
                        Interest Rate as described below.

Spread:                 -0.0200%                               Maximum Interest Rate:  Not Applicable

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

Initial Interest Rate:  Calculated as if the Original Issue    Spread Multiplier:      Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Monthly, on the 17th of every month, commencing March 18, 2002, subject to modified following Business Day convention.  First interest period (March 1, 2002 to March 18, 2002)
                        will be calculated on an interpolated LIBOR basis.

Interest Payment Dates: Monthly, on the 17th of every month, commencing March 18, 2002, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), First Union Securities, Inc.
                        and Credit Lyonnais Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated February 26, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                        Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

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
                        Underwriters                             Principal Amount of the Notes
                        ------------                             -----------------------------

                        Merrill Lynch, Pierce, Fenner & Smith              $350,400,000
                                    Incorporated
                        First Union Securities, Inc.                         $7,300,000
                        Credit Lyonnais Securities (USA) Inc.                $7,300,000
                                                                          -------------
                                           Total                           $365,000,000
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                    Pursuant to the Agreement, the obligations of the
                    Underwriters are subject to certain conditions and the
                    Underwriters are committed to take and pay for all of the
                    Notes, if any are taken.

                    The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.
                    After the initial public offering, the Issue Price may be changed.

                    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:              February 26, 2002